Exhibit 99.1

Abeona Therapeutics Announces CEO Transition

Dr. Carsten Thiel to Depart Company Immediately; Dr. João Siffert Appointed Interim CEO

NEW YORK and CLEVELAND, Nov. 26, 2018 -- Abeona Therapeutics Inc. (Nasdaq: ABEO), a leading clinical-stage biopharmaceutical company focused on developing novel cell and gene therapies for life-threatening rare genetic diseases, today announced the immediate termination of its Chief Executive Officer, Dr. Carsten Thiel due to personal misconduct that violated the Company’s Code of Business Conduct and Ethics. The Company has appointed its Head of Research & Development and Chief Medical Officer, Dr. João Siffert, as Interim Chief Executive Officer.

Dr. Thiel’s termination follows an investigation by independent members of the Company’s Board of Directors and external counsel into allegations of misconduct towards colleagues that the Board concluded violated the Company’s Code of Business Conduct and Ethics and was inconsistent with its expectations for Abeona’s CEO.

Dr. Thiel’s termination is not related to the condition of the Company’s finances, operations or clinical programs, nor due to any disagreement with the Company regarding its management of financial reporting, scientific data or other practices.

“We expect all employees, regardless of title or responsibility, to conduct themselves ethically and in accordance with company policies, and are committed to ensuring an environment of respect, integrity and ethical conduct at Abeona,” said Steven H. Rouhandeh, Chairman of the Board and Executive Chairman. “The Board is confident that Abeona is in good hands while we search for a new CEO as João’s deep expertise in drug development and gene therapy will ensure that the company continues operating effectively without interruption.”

Dr. Siffert has successfully led multiple drug development programs from pre-clinical to regulatory approvals in the U.S. and Europe, and has held several scientific leadership positions in biotech and pharma, including programs in gene therapy. In 2017, Dr. Siffert was appointed to the Board of Directors of gene therapy developer AveXis, which was subsequently acquired by Novartis. He served as Chief Medical Officer for Ceregene from 2007 to 2011, where he was responsible for clinical development of adeno-associated viral (AAV2)-based gene therapies for Parkinson's and Alzheimer’s diseases. Dr. Siffert also led the R&D and medical organizations at Avanir Pharmaceuticals and Avera Pharmaceuticals before most recently guiding translational research, clinical development, regulatory, and medical affairs as Chief Scientific and Medical Officer for Nestle Health Science.

The Board has formed a search committee to identify a permanent successor, with the assistance of a leading executive search firm.

About Abeona

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for life-threatening rare genetic diseases. Abeona's lead programs include EB-101 (gene-corrected skin grafts) for recessive dystrophic epidermolysis bullosa (RDEB), ABO-102 (AAV-SGSH), an adeno-associated virus (AAV) based gene therapy for Sanfilippo syndrome type A (MPS IIIA) and ABO-101 (AAV-NAGLU), an adeno-associated virus (AAV) based gene therapy for Sanfilippo syndrome type B (MPS IIIB). Abeona is also developing ABO-201 (AAV-CLN3) gene therapy for CLN3 disease, ABO-202 (AAV-CLN1) for treatment of CLN1 disease, EB-201 for epidermolysis bullosa (EB), ABO-301 (AAV-FANCC) for Fanconi anemia (FA) disorder and ABO-302 using a novel CRISPR/Cas9-based gene editing approach to gene therapy for rare blood diseases. In addition, Abeona is developing a proprietary vector platform, AIM™, for next generation product candidates. For more information, visit www.abeonatherapeutics.com.

Abeona Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties.  These statements include statements about the ability of its Interim Chief Executive Officer and the management team to lead the Company and deliver on key strategies, the market opportunities for the Company’s products and product candidates, and the Company’s goals and objectives.  We have attempted to identify forward looking statements by such terminology as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks as may be detailed from time to time in the Company’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this presentation, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Contact:

Christine Silverstein

SVP, Finance & Investor Relations

Abeona Therapeutics Inc.

+1 (646) 813-4707

csilverstein@abeonatherapeutics.com

Media Contact:

Scott Santiamo

Director, Corporate Communications

Abeona Therapeutics Inc.

+1 (718) 344-5843

ssantiamo@abeonatherapeutics.com